Exhibit 15.1

August 10, 2015

Board of Directors and Stockholders of

Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Delta Air Lines, Inc. for the registration of Pass Through Certificates of our reports dated April 15, 2015 and July 15, 2015 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2015 and June 30, 2015.

/s/ Ernst & Young LLP